Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment No. 1 to Agreement and Plan of Merger and Reorganization (this “Amendment”) is entered into as of April 12, 2012, by and between Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), and Rowan Mergeco, LLC, a Delaware limited liability company and wholly owned subsidiary of Rowan Delaware (“Rowan Mergeco”). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement (as defined below).

PRELIMINARY STATEMENTS

A. The parties hereto entered into that certain Agreement and Plan of Merger and Reorganization, dated February 27, 2012 (the “Merger Agreement”).

B. The parties hereto now desire to amend the Merger Agreement to provide for the possibility for Class A Ordinary Shares, par value US$0.125 per share (collectively, the “Class A Ordinary Shares”), of Rowan UK to be, among others, receivable upon the conversion of the outstanding shares of Rowan Delaware Common Stock pursuant to the terms of the Merger Agreement, and to make available Class A Ordinary Shares for listing on the New York Stock Exchange (“NYSE”) in connection with, and at or about the Effective Time of, the Merger in lieu of ADS representing such Class A Ordinary Shares.

C. Except as modified hereby, the Merger Agreement remains in full force and effect.

AGREEMENT

In consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO MERGER AGREEMENT

Section 1.1 Amendment to Section 3.1. Section 3.1 of the Merger Agreement is hereby amended by adding the following subsections:

(f) Class A Ordinary Shares of Rowan UK; Applicability throughout Agreement. Notwithstanding anything to the contrary in this Agreement (including, but not limited to, Section 3.1(b) and (d)), at the sole discretion of the Board, the Board may authorize the conversion at the Effective Time of (i) the outstanding shares of Rowan Delaware Common Stock (other than the issued shares of Rowan Delaware Common Stock referenced in Section 3.1(a)) into and to become the right to receive Class A Ordinary Shares in lieu of the right to receive ADS and (ii) all outstanding options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire or receive shares of Rowan Delaware Common Stock (or the right to receive benefits or amounts by reference to those shares) under any Equity Plans (collectively, “Equity Awards”) into options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire, or receive Class A Ordinary Shares (or the right to receive benefits or amounts by reference to Class A Ordinary Shares), as applicable, in lieu of rights to purchase, acquire or receive ADS (or the right to receive benefits or amounts by reference to ADS). In such event, at the Effective Time, (x) each outstanding share of Rowan Delaware Common Stock (other than the issued shares of Rowan Delaware Common Stock referenced in Section 3.1(a)) shall be converted into and shall become the right to receive one validly issued fully paid and nonassessable Class A Ordinary Share, and (y) each outstanding Equity Award shall be converted into an option, stock appreciation right, award of restricted stock or restricted stock units or other right to purchase, acquire, or receive Class A Ordinary Shares (or the right to receive benefits or amounts by reference to Class A Ordinary Shares), as applicable, on a one-for-one basis as further described in Article 4, in each case pursuant to the DGCL, for all purposes of this Section 3 and all other provisions of this Agreement. If the Board so authorizes the conversion of Rowan Delaware Common Stock into the right to receive Class A Ordinary Shares in lieu of the right to receive ADS and Equity Awards into options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire, or receive Class A Ordinary Shares (or the right to receive benefits or amounts by reference to Class A Ordinary Shares), as applicable, in lieu of ADS, all references to “ADS,” “ADRs,” “ADS and ADRs,” “ADRs evidencing ADS,” “ADS, as evidenced by the ADRs” and similar references and concepts in this Agreement (including, but not limited to, such references in Articles III, IV, V and VII), as appropriate and as the context so requires to further the purposes of this Section 3.1(f), shall be deemed to instead be references to Class A Ordinary Shares, and such ADS and ADR references in any provisions hereof shall have no application, except if and to the extent such references are applicable to further the purposes of this Section 3.1(f). The Board shall have broad authority to interpret, administer and implement this Section of the Agreement and the application of this Section on the other provisions of this Agreement.

(g) No Limitation. For the avoidance of doubt, nothing in this Agreement shall limit or prevent, or be deemed to limit or prevent, the delivery and/or availability of Class A Ordinary Shares if for any reason the underlying deposit arrangement pursuant to which the ADS and ADRs are issued is terminated or otherwise amended on, at or after the Effective Time.

Section 1.2 Amendment to Section 3.2. Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Section 3.2 Surrender and Exchange of Shares.

(a) Following the date of this Agreement and in any event not less than three business days prior to the Effective Time, Rowan Delaware shall select a bank or trust company to act as exchange agent in connection with the Merger (including any successor, the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of Rowan Delaware Common Stock ADS or ADRs evidencing one or more ADS and any cash that is payable pursuant to this Article III.

(b) The Exchange Agent shall act as the agent for each holder of shares of Rowan Delaware Common Stock to receive the ADS that such holder shall become entitled to receive with respect to such holder’s shares of Rowan Delaware Common Stock pursuant to this Article III.

(c) Prior to the Effective Time, Rowan Mergeco or, after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Exchange Agent, from time to time, (i) such number of ADS and/or ADRs evidencing ADS, in such denominations as the Exchange Agent shall specify, as are deliverable pursuant to Section 3.1, and which, unless Rowan Mergeco or the Surviving Corporation shall otherwise determine, may be deposited with the Exchange Agent through the facilities of The Depository Trust Company (“DTC”), and (ii) the amount of cash that is payable pursuant to this Article III, in each case in respect of shares of Rowan Delaware Common Stock for which certificates representing shares of Rowan Delaware Common Stock (“Certificates”) are expected to be properly delivered to the Exchange Agent.

(d) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each stockholder who was a stockholder of record immediately prior to the Effective Time of shares of Rowan Delaware Common Stock, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to any Certificates held by such holder, if any, representing such shares of Rowan Delaware Common Stock shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent.

(e) Each record holder of shares of Rowan Delaware Common Stock shall be entitled to receive in exchange for such holder’s shares of Rowan Delaware Common Stock, upon (i)

surrender to the Exchange Agent of one or more Certificates, if any, (ii) delivery of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and (iii) delivery of such other documents as may be required pursuant to such instructions, the number of whole ADS into which such holder’s shares of Rowan Delaware Common Stock represented by such holder’s properly surrendered shares of Rowan Delaware Common Stock were converted in accordance with Section 3.1 and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(f) If delivery of the ADS is to be made to a person other than the person in whose name a surrendered Certificate, if any, is registered, or, in the case of uncertificated shares of Rowan Delaware Common Stock (“Uncertificated Shares”), to a person other than the person in whose name such Uncertificated Shares are registered, it shall be a condition of delivery that the Certificate, if any, so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have (i) paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the ADS to a person other than the registered holder of the Certificate surrendered or (ii) shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until a duly completed and validly executed letter of transmittal shall have been received in respect of a share or shares of Rowan Delaware Common Stock and, if such a share or shares are represented by a Certificate, such Certificate shall be duly surrendered, after the Effective Time, each such share shall represent for all purposes only the right to receive upon such receipt of a letter of transmittal and surrender of a Certificate, if any, the applicable ADS as contemplated by this Article III and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(g) At the Effective Time, the stock transfer books of Rowan Delaware shall be closed and thereafter there shall be no further registration of transfers of shares of Rowan Delaware Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Exchange Agent shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(h) Any ADS to be delivered plus any cash dividend or other distribution that a former holder of shares of Rowan Delaware Common Stock has the right to receive pursuant to this Article III that remains unclaimed by any former holder of shares of Rowan Delaware Common Stock after the Effective Time shall be held by the Exchange Agent (or a successor agent appointed by the Surviving Corporation). None of the Surviving Corporation, Rowan UK, the Exchange Agent or any of their affiliates shall be liable to any former holder of shares of Rowan Delaware Common Stock for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar law nine months after the Effective Time. If a letter of transmittal has not been received and a Certificate, if any, has not been surrendered in respect of a share or shares of Rowan Delaware Common Stock as provided in this Article III prior to two years after the Effective Time (or immediately prior to an earlier date on which the ADS in respect of such a share or shares of Rowan Delaware Common Stock would otherwise escheat to or become the property of any governmental entity), any cash, share dividends and distributions otherwise payable in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Dividends or other distributions declared by Rowan UK after the Effective Time with respect to ADS deliverable with respect to the shares of Rowan Delaware Common Stock shall accrue, but shall not be paid to the holder of any Rowan Delaware Common Stock until after a duly completed and validly executed letter of transmittal has been received and a Certificate, if any, has been surrendered in respect of a share or shares of Rowan Delaware Common Stock, as provided in this Article III. After such surrender, there shall be delivered and/or paid to the holder of the ADS delivered in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those ADS with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those ADS with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(j) No holder of Rowan Delaware Common Stock will be entitled to exercise voting or other stockholder rights with respect to ADS deliverable with respect to such Rowan Delaware Common Stock until after a duly completed and validly executed letter of transmittal has been received and a Certificate, if any, has been surrendered in respect of a share or shares of Rowan Delaware Common Stock, as provided in this Article III.

(k) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable ADS deliverable in respect of the shares of Rowan Delaware Common Stock represented by the Certificate pursuant to this Article III.

(l) Each holder of shares of Rowan Delaware Common Stock otherwise entitled to receive a fractional interest in an ADS pursuant to the terms of this Article III shall be entitled to receive, in accordance with the provisions of this Section 3.2(l), a cash payment (without interest) in lieu of such fractional interest in an ADS determined by multiplying the fractional interest in an ADS to which such holder would otherwise be entitled by the closing price for shares of Rowan Delaware Common Stock as reported on the New York Stock Exchange (“NYSE”) on the last trading day prior to the date on which the Effective Time occurs. Any cash payment in lieu of a fractional interest shall be made in U.S. dollars.

(m) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of Rowan Delaware Common Stock pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of Rowan Delaware Common Stock, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Assignment; Binding Effect; Benefit. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Amendment to the contrary, nothing in this Amendment, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Amendment.

Section 2.2 Entire Agreement. The Merger Agreement (including this Amendment) and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

Section 2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws that would apply any other law.

Section 2.4 Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by both of the parties hereto.

Section 2.5 Headings. Headings of the Articles and Sections of this Amendment are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 2.6 Severability. If any provision of this Amendment (or of the Merger Agreement, as amended by this Amendment) is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from the Merger Agreement and the remainder of the Merger Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in the Merger Agreement.

(Remainder of page intentionally left blank)

The parties have executed and delivered this Amendment as of the date indicated in the first sentence of this Amendment.

ROWAN COMPANIES, INC.

/s/ William H. Wells
William H. Wells
Senior Vice President, Chief Financial Officer and Treasurer

ROWAN MERGECO, LLC

/s/ William H. Wells
William H. Wells
Vice President and Treasurer